Exhibit 99.1

Release Date Contact	Immediate June 27, 2007 Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address Internet	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 www.hermanmiller.com

Herman Miller, Inc., Closes Fiscal 2007 with Strong Fourth Quarter;
Reports 9% Increase in Sales and 32% Increase in Earnings Per Share

Webcast to be held Thursday, June 28, 2007, at 9:30 AM EDT

Herman Miller, Inc., today announced results for the fourth quarter and fiscal year ended June 2, 2007. Sales continued to grow in the fourth quarter, increasing 9.3% from the year-ago period and resulting in a 10.5% fiscal year increase. Orders for the quarter increased 7.9% over the prior-year period, driving a 20.9% year-over-year growth in ending backlog. Net earnings for the quarter were $31.7 million, or $.50 per share. The ending cash balance was reduced to $76.4 million, primarily through increased share repurchases of $71.5 million during the quarter.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Fiscal Year Ended

	6/2/07	6/03/06	Percent Change	6/02/07 (52 Weeks)	6/03/06 (53 Weeks)	Percent Change

Net Sales	$485.3	$444.1	9.3%	$1,918.9	$1,737.2	10.5%
Gross Margin %	33.6%	34.0%	7.9%	33.7%	33.1%	12.4%
Operating Expenses	118.6	113.7	4.3%	447.8	417.1	7.4%
Operating Earnings %	9.2%	8.4%	18.7%	10.3%	9.1%	25.6%
Net Earnings	31.7	25.0	26.8%	129.1	99.2	30.1%
Earnings per share -
diluted	$0.50	$0.38	31.6%	$1.98	$1.45	36.6%
Orders	476.8	441.7	7.9%	1,967.0	1,765.7	11.4%
Backlog	288.0	238.2	20.9%

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Fourth Quarter 2007 Financial Results

Consolidated sales for the quarter were $485.3 million, up 9.3% from the same period a year ago, reflecting growth in both North American and non-North American markets. North American sales increased 7.5% and non-North American sales increased 19.1% over the same quarter of the prior year. Orders in the quarter were $476.8 million, up 7.9% from the same period a year ago and representing the fifteenth quarter in a row of year-over-year growth.

We experienced a high degree of variability in our rate of orders this quarter,” said Beth Nickels, Chief Financial Officer. “Order rates in the first half of the quarter were slower than we anticipated. Orders in the second half of the quarter gained strength, enabling shipments to fall within our earlier range of guidance, and helping us build a solid backlog for the new fiscal year.”

Gross margin as a percentage of sales improved sequentially from 33.0% in the previous quarter to 33.6% in the current quarter. The gain was driven by the favorable impacts of the recently implemented price increase, combined with improvements in commodity costs. On a year-over-year basis, gross margin declined from the 34.0% achieved in the prior-year same quarter due to inefficiencies in the start-up of new product lines.

Operating expenses for the quarter totaled $118.6 million, or 24.4% of sales, compared to $113.7 million, or 25.6% of sales, for the same period in fiscal 2006. The increased spending was mainly driven by incremental employee compensation and benefits costs. In addition, the higher volumes drove increases in variable selling costs and incentive compensation accruals.

“Demand for the new systems products introduced during the past year was better than we expected,” Ms. Nickels said. “Although higher initial manufacturing costs associated with the new products reduced gross margin and operating income for the quarter, we are confident that our people and our focus on process improvement will enable us to achieve our long-term profitability targets for these products.”

The effective tax rate was 24.4% for the quarter. The lower tax rate was driven primarily from increased foreign tax credit utilization, which occurred as a result of increased foreign sales combined with additional tax planning. Net earnings for the quarter were $31.7 million, an increase of 26.8% from the prior year fourth quarter. Earnings per share were $0.50 for the quarter, a 31.6% increase over the same period last year.

Cash flow from operations for the quarter totaled $46.3 million compared to $48.0 million for the same period last year. Capital spending for the quarter was $12.8 million compared to $16.2 million for the same period last year. Debt repayments totaled $3.0 million for the quarter. In addition, the company received proceeds of $7.5 million from the sale of its vacated facility in Canton, Georgia. During the quarter, the company also repurchased approximately 2.1 million shares of its stock for $71.5 million, at an average price of $34.43 per share. The company’s ending cash position was $76.4 million.

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Fiscal 2007 Financial Results

For the year, consolidated net sales totaled $1.92 billion, up 10.5% from fiscal 2006. Orders increased 11.4% to $1.97 billion. The prior-year results include the impact of an additional week of operations over the current year based on the company’s accounting calendar. Excluding this extra week, sales were up 12.5% and orders were up 13.7%.

Gross margin improved 60 basis points to 33.7% of sales, from 33.1% in fiscal 2006. The improvement was driven primarily by leverage of overhead gained from higher volume and the benefit of prior pricing actions. This was partially offset by higher fuel and raw material costs and inefficiencies related to the start-up of new product lines.

Operating expenses as a percentage of sales declined from 24.0% in fiscal 2006 to 23.3% in fiscal 2007. Operating earnings increased by over a full percentage point to 10.3% from 9.1% in fiscal 2006. Net earnings increased 30.1% to $129.1 million, and diluted earnings per share increased 36.6% to $1.98 in fiscal 2007.

Cash generated from operations was strong again in fiscal 2007, totaling $137.7 million compared to $150.4 million in fiscal 2006. Capital spending for the year was $41.3 million compared to $50.8 million for fiscal 2006. During the year the company repurchased approximately 5.1 million shares of its stock for $164.9 million, at an average price of $32.23 per share.

Looking forward, the company expects sales growth to continue and estimates first quarter revenue to be in a range of $480 million to $505 million. This represents a 7% to 12% increase over the prior year. The effective tax rate is estimated to be in the range of 32% to 34%. Earnings per share are estimated at $0.47 to $0.53, an increase of 9% to 23% over the prior year.

Brian Walker, Chief Executive Officer, stated, “We closed the year with a strong fourth quarter. The new products we’ve launched and the new markets we’re entering have us well positioned for the future. While the macro economic environment is moderating in North America, it continues to be positive. Strong attendance and high energy at the recently completed NeoCon tradeshow testifies to this favorable environment. The continued strength in the core business, coupled with our strategic investments to grow outside of the North American office furniture industry, gives us confidence in our ability to deliver future top-line growth. Thanks to the efforts of the employee-owners of Herman Miller, we’re on track to accomplish the long-term goals we set out three years ago and we remain optimistic about our prospects for the new fiscal year.”

The company announced a live webcast to discuss the results of its fiscal 2007 fourth quarter on Thursday, June 28, 2007, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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The designs and services of Herman Miller enhance the performance of human habitats worldwide, making customers’ lives more productive, rewarding, delightful, and meaningful. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated $1.92 billion in revenue during fiscal 2007. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2007 the company was again included in CRO magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

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Financial highlights for the quarter ended June 2, 2007 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	6/02/07%		6/03/06%

Net Sales	$485.3	100.0%	$444.1	100.0%
Cost of Goods Sold	322.2	66.4%	292.9	66.0%

Gross Margin	163.1	33.6%	151.2	34.0%
Operating Expenses	118.6	24.4%	113.7	25.6%

Operating Earnings	44.5	9.2%	37.5	8.4%
Other Expense, net	2.6	0.5%	2.8	0.6%

Earnings Before Taxes	41.9	8.6%	34.7	7.8%
Income Taxes	10.2	2.1%	9.7	2.2%

Net Earnings	$31.7	6.5%	$25.0	5.6%

Earnings Per Share - Basic	$0.50		$0.38
Weighted Average Basic Common Shares	63,191,273		66,118,228
Earnings Per Share - Diluted	$0.50		$0.38
Weighted Average Diluted Common Shares	63,841,286		66,747,141

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Fiscal Year Ended

	6/02/07 (52 weeks)%		6/03/06 (53 weeks)%

	(Unaudited)		(Audited)

Net Sales	$1,918.9	100.0%	$1,737.2	100.0%
Cost of Goods Sold	1,273.0	66.3%	1,162.4	66.9%

Gross Margin	645.9	33.7%	574.8	33.1%
Operating Expenses	447.8	23.3%	417.1	24.0%

Operating Earnings	198.1	10.3%	157.7	9.1%
Other Expense, net	11.1	0.6%	10.1	0.6%

Earnings Before Taxes	187.0	9.7%	147.6	8.5%
Income Taxes	57.9	3.0%	47.7	2.7%

Earnings Before Minority Interest	129.1	6.7%	99.9	5.8%
Minority Interest, Net of Income Taxes	0.0	0.0%	0.7	0.0%

Net Earnings	$129.1	6.7%	$99.2	5.7%

Earnings Per Share - Basic	$2.01		$1.46
Weighted Average Basic Common Shares	64,318,034		67,861,900
Earnings Per Share - Diluted	$1.98		$1.45
Weighted Average Diluted Common Shares	65,061,270		68,501,139

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Fiscal Year Ended

	6/02/07 (52) Weeks	6/03/06 (53 Weeks)

	(Unaudited)	(Audited)

Net Earnings	$129.1	$99.2

Cash Flows provided by Operating Activities	137.7	150.4
Cash Flows used for Investing Activities	(37.4)	(47.6)
Cash Flows used for Financing Activities	(131.5)	(151.4)
Effect of Exchange Rates	0.8	1.0

Net Decrease in Cash	(30.4)	(47.6)
Cash, Beginning of Year	106.8	154.4

Cash, End of Period	76.4	106.8

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	6/02/07	6/03/06

	(Unaudited)	(Audited)

Assets
Current assets
Cash and equivalents	$76.4	$106.8
Short-term investments	15.9	15.2
Accounts receivable (net)	188.1	173.2
Inventories (net)	56.0	47.1
Prepaid expenses and other	48.3	47.9

Totals	384.7	390.2
Net property and equipment	196.6	203.3
Other assets	79.8	74.5

Total Assets	$661.1	$668.0

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	7.4	6.5
Current long-term debt	3.0	3.0
Accounts payable	110.5	112.3
Accrued liabilities	163.6	177.6

Totals	284.5	299.4
Long-term debt	173.2	175.8
Other noncurrent liabilities	47.8	54.2

Total Liabilities	505.5	529.4
Minority interest	0.3	0.2
Shareholders' equity	155.3	138.4

Total Liabilities and Shareholders' Equity	$661.1	$668.0

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